CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated May 17, 2013, relating to the financial statements and financial highlights which appear in the March 31, 2013 Annual Reports to Shareholders of Laudus Mondrian International Equity Fund, Laudus Mondrian Emerging Markets Fund, Laudus Mondrian International Fixed Income Fund, Laudus Growth Investors U.S. Large Cap Growth Fund and Laudus Mondrian Global Fixed Income Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial highlights,” “Independent Registered Public Accounting Firm” and “Disclosure of Portfolio Securities Information” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP San Francisco, California July 24, 2013